UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 5, 2023

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1200
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 5, 2023, Mark Nunneley, Chief Accounting Officer of Ashford Hospitality Trust, Inc. (the “Company”), announced to the Board of Directors (the “Board”) of the Company his intention to voluntarily step down from his role as the Chief Accounting Officer and all other positions he holds with the Company’s advisor, Ashford Inc. (“Advisor”), and its subsidiaries, affiliated entities, and entities that it advises (including the Company) to become Senior Managing Director as an employee at Advisor on a full-time basis, in which role he will provide strategic advice to the Company and be responsible for special projects as requested by Advisor. Mr. Nunneley’s transition will be effective December 31, 2023 (the “Effective Date”).

Mr. Nunneley and Advisor have entered into a Letter Agreement (the “Letter Agreement”) describing the terms of Mr. Nunneley’s new role. Pursuant to the Letter Agreement, which has no specified term, the existing Amended and Restated Employment Agreement dated September 13, 2017 between Mr. Nunneley and Ashford Hospitality Advisors, LLC (the “Employment Agreement”) generally will terminate on the Effective Date.

The Company is not a party to the Letter Agreement. However, during the term of the Letter Agreement, Mr. Nunneley is required to provide certain services to Advisor which may include services for the benefit of the Company, and Mr. Nunneley generally will continue to be eligible for incentive compensation in respect of 2023 in accordance with the existing terms of the Employment Agreement as though it were not being terminated. Additionally, pursuant to the Letter Agreement:

•Mr. Nunneley will receive an annualized base salary of $400,000.00, less legally required and authorized deductions and withholdings;
•certain provisions of the Employment Agreement, such as its confidentiality, indemnification, cooperation, non-competition and non-solicitation provisions, shall survive and continue to apply in accordance with their terms; and
•subject to execution of a release of claims, Advisor shall make a special payment to Mr. Nunneley upon the termination of his employment for any reason equal to the sum of (i) his annual base salary for 2023, and (ii) the average of the annual incentive bonuses he received (or will receive) in respect of 2021, 2022 and 2023, less legally required and authorized deductions and withholdings, to be paid in twelve (12) substantially equal monthly installments.

Mr. Nunneley will not be otherwise eligible to participate in any bonus, equity, or other incentive compensation program after the Effective Date, though his existing incentive awards that continue past the Effective Date will continue to apply in accordance with their existing terms.

On December 7, 2023, Justin Coe, the current Senior Vice President of Accounting of Advisor, was appointed to fill the role of Chief Accounting Officer at the Company, effective January 1, 2024.

Mr. Coe, age 40, has served as the Senior Vice President of Accounting of Advisor since July 2015. As Senior Vice President of Accounting, Mr. Coe was responsible for overseeing most of the accounting functions for Advisor and each of its advised platforms, including the Company and Braemar Hotels & Resorts Inc. Such functions include tax, financial reporting, corporate controller, portfolio accounting, internal audit, information systems, acquisitions and special projects. Prior to joining Advisor, Mr. Coe was a Senior Manager at Ernst & Young LLP and served since 2006 in various Assurance and Advisory roles for public and private companies in the airline, real estate, medical device and other industries domestically and internationally. Mr. Coe holds Bachelor of Business Administration and Master of Accountancy degrees from Texas State University – San Marcos and is a licensed certified public accountant (CPA) in the state of Texas.

There is no arrangement or understanding between Mr. Coe and any other persons in connection with Mr. Coe’s appointment as Chief Accounting Officer, and Mr. Coe has no family relationship with any director or executive officer of the Company. Mr. Coe has no direct or indirect material interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD HOSPITALITY TRUST, INC.

Dated: December 7, 2023	By:	/s/ Alex Rose
Alex Rose
Executive Vice President, General Counsel & Secretary